Exhibit 10.3

Great Elm Group, Inc.

May 4, 2023

VIA EMAIL

Dear Jason,

We are excited about the opportunity to have you increase your role at Great Elm Group, Inc. (“GEG” and, together with each other subsidiary of GEG, collectively or individually, as the context may require, “Great Elm”). As you are aware, GEG is committed to hiring dedicated and experienced employees, all of whom are equally committed to our goals and have the desire to contribute in a positive, challenging and rewarding environment.

This letter is to confirm our offer to you of the expanded role of Chief Executive Officer of GEG along with continuing in your role as Chairman of the Board of Directors of GEG (the “GEG Board”). The terms of your offer are set forth in this letter agreement (the “Employment Agreement”) as follows:

1.
Effective Date of Hire. The start date of the expanded role as CEO of GEG will be May 5, 2023 (such actual start date of employment, the “Effective Date of Hire”). By accepting our offer, you confirm that you are not and will not be in breach of any obligation to your former employer, partnership or third party including any obligation to keep in confidence any proprietary information of such employer, partnership or third party.

2.
Title and Obligations. Your title will be Chief Executive Officer of GEG and Chairman of the GEG Board. In this position, you will report to the GEG Board. During your employment with Great Elm, you will perform your duties faithfully and to the best of your ability and will devote such time and energy as is necessary to complete your responsibilities to Great Elm as reasonably determined by the Board. Notwithstanding the foregoing, it is understood that you may (a) continue to serve in the roles outlined in Exhibit A, (b) hold investments in any of the entities set forth on Exhibit A or any investment vehicles managed by such entities, (c) hold investments in GEG or any investment vehicles managed by subsidiaries of GEG, (d) hold (i) investments in any non-asset management entity and (ii) hold passive investments in any asset management entity which do not exceed ten percent (10%) of the equity interests of such entity, or (e) engage in religious, charitable or other community activities; provided that, in the case of clauses (a), (b), (d) and (e) above, such roles, investments, services and activities do not, individually or in the aggregate, interfere with the performance of your duties under this Employment Agreement or otherwise create a conflict of interest with GEG in any material respect. For the avoidance of doubt, except as expressly set forth above, you may not engage in other business activities or serve on the boards of other asset management businesses without the prior written consent of the GEG Board. You shall comply with GEG’s policies and rules, as they may be in effect from time to time during your employment.

3.
Compensation. You will receive an initial annual salary of five hundred thousand dollars ($500,000), which will be paid in accordance with Great Elm’s standard payroll policies and subject to applicable withholdings and other required deductions. The base salary shall be subject to annual increase based on company and individual performance and market conditions, as determined by the GEG Board. The base salary in effect at any given time is referred to herein as the “Base Salary”. Your position is considered exempt under the administrative exemption

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classification. You acknowledge that you will not receive any compensation for your service on the GEG Board following the Effective Date of Hire; provided, that (a) any equity compensation granted to you for service on the GEG Board for calendar year 2023 shall continue to vest in accordance with the terms of the award agreements governing such grants, including, without limitation, your continuous service with the Company on each vesting date thereunder, (b) the equity compensation granted to you on September 20, 2022 for your service as Chairman of the GEG Board for the Company’s fiscal year ended June 30, 2022 shall continue to vest in accordance with the terms of the award agreement governing such grant, including, without limitation, your continuous service with the Company on each vesting date thereunder and (c) you shall be eligible for additional equity compensation for your service as Chairman of the GEG Board for the period from July 1, 2022 to the Effective Date of Hire as determined by the Compensation Committee in its sole discretion.

4.
Discretionary Bonus Plan. Additionally, you will be eligible to participate in the Great Elm Capital Management, Inc. Discretionary Bonus Plan (the “Discretionary Bonus Plan”). The target amount for any annual bonus (the “Target Bonus”) under the Discretionary Bonus Plan for each of the first five (5) years of employment will be 200% of your Base Salary. The GEG Board will determine whether you have earned any such Target Bonus based upon the achievement of key financial performance and strategic objectives to be mutually agreed upon between you and the GEG Board. The Discretionary Bonus Plan year is currently July 1st through June 30th and such bonuses, if any, are paid on an annual basis on or before September 15th. The Target Bonus for the 2023 Discretionary Bonus Plan year will be pro-rated based on the number of days you are employed during the 2023 Discretionary Bonus Plan year, taking into account your service as Chairman of the GEG Board prior to this Employment Agreement. Payment of any Target Bonus will be an amount to be determined in cash and/or equity, issued at the GEG Board’s sole discretion, both subject to applicable tax withholdings; provided that you will not be eligible to earn any such bonus unless you are employed by Great Elm on the date when such bonus is paid.

It is understood and agreed that the Discretionary Bonus Plan and cycles discussed in this Section 4 are not a contractual entitlement or expectation that a bonus or the full Target Bonus will be received. If Great Elm, in its discretion, makes a bonus payment in respect to a particular bonus year, such an award does not imply any expectation or entitlement in respect of future bonus years or any other periods. Great Elm retains the sole right to modify the payment schedule of the Discretionary Bonus Plan in its discretion and all determinations by Great Elm regarding the interpretation and application of such program shall be final and binding.

5.
Equity. Subject to the approval of the Compensation Committee of the GEG Board (the “Compensation Committee”), you will be granted an option (the “Option”) to purchase up to 2,000,000 shares of the common stock of GEG (the “Common Stock”). The Option will vest and become exercisable based on the achievement of both (i) certain Stock Price Vesting Triggers as set forth in the Stock Price Milestone Table below, and (ii) the Service-Based Vesting Requirement (as defined below). For each of the five (5) vesting tranches set forth in the Stock Price Milestone Table below, the Stock Price Vesting Trigger will be deemed achieved as of the first date following the date of grant of the Option that the 30 calendar-day trailing average of the trading price of the Common Stock (as measured by the volume-weighted average price (VWAP)) (the “Reference Price”) equals or exceeds the applicable Stock Price Vesting Trigger. Following satisfaction of a Stock Price Vesting Trigger for a tranche of the Option, twenty percent (20%) of the shares subject to such tranche will vest and become exercisable on the one -year anniversary of the Effective Date of Hire, forty percent (40%) of the shares subject to such

Great Elm Group, Inc.

tranche will vest and become exercisable on the two-year anniversary of the Effective Date of Hire; sixty percent (60%) of the shares subject to such tranche will vest and become exercisable on the three-year anniversary of the Effective Date of Hire; eighty percent (80%) of the shares subject to such tranche will vest and become exercisable on the four-year anniversary of the Effective Date of Hire; and one hundred percent (100%) of the shares subject to the tranche will vest and become exercisable on the five-year anniversary of the Effective Date of Hire, subject to your continued employment with GEG or any Subsidiary or Affiliate thereof (each, as defined in the GEG Amended and Restated 2016 Long-Term Incentive Compensation Plan (the “Plan”) through each vesting date (the “Service-Based Vesting Requirement”). Should any Stock Price Trigger be achieved after the one-year anniversary of the Effective Date of Hire but prior to the two-year anniversary, then twenty percent (20%) of the shares subject to that tranche will vest and become exercisable immediately while forty percent (40%) of the shares subject to that tranche will vest and become exercisable on the two-year anniversary of the Effective Date of Hire, sixty percent (60%) of the shares subject to that tranche will vest and become exercisable on the three-year anniversary of the Effective Date of Hire, eighty percent (80%) of the shares subject to that tranche will vest and become exercisable on the four-year anniversary of the Effective Date of Hire and one hundred percent (100%) of the shares subject to that tranche will vest and become exercisable on the five-year anniversary of the Effective Date of Hire, in each case, subject to your continued employment with GEG or any Subsidiary or Affiliate thereof through the applicable anniversary. For the avoidance of doubt, once a Stock Price Vesting Trigger has been achieved pursuant to the Stock Price Milestone Table it will be deemed satisfied regardless of whether the Reference Price subsequently becomes less than the applicable Stock Price Vesting Trigger, including as of the date any Service-Based Vesting Requirement is satisfied. Subject to Section 8(d) below, any portion of the Option that fully vests according to Section 5 shall be exercisable until the earlier of (a) the ten-year expiration date of the Option and (b) a Change of Control (as defined in the Plan) or other corporate event at GEG contemplated by the Plan, in which case exercise shall, in each case, be as provided under the Plan.

Great Elm Group, Inc.

	Stock Price Milestone Table
Performance Range	Stock Price Vesting Triggers (30-day average)	5-Year Annual Stock Price Appreciation	Cumulative Number of Shares Subject to Stock-Price Based Option that Will Be Vested
< Threshold	Below $4.02	<15%	0
Threshold	$4.02	15%	400,000
Target	$6.00	25%	800,000
Upside	$8.00	32%	1,200,000
Stretch	$10.00	38%	1,600,000
Outperform	$12.00	43%	2,000,000

a.
General Terms. The exercise price per share of the Option will be equal to the Reference Price as of the date the Option is granted, as determined by the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Plan, as described in the Plan and the applicable Stock Option Agreement. Upon a Change of Control, the Service-Based Vesting Requirement and all Stock Price Vesting Triggers of the Option will be deemed satisfied as described in the applicable Stock Option Agreement.

b.
Additional Equity. The Compensation Committee will consider granting you additional equity awards, in its sole and absolute discretion, on or after the three-year anniversary of the Effective Hire Date.

6.
Deductions. At any time during your employment, or upon the termination of your employment with Great Elm, Great Elm may deduct from any compensation amounts due you from Great Elm any money owed by you to Great Elm or any of its affiliates to the greatest extent permitted under applicable law. Such sums, include, without limitation, repayment of loans or advances made to you by Great Elm or any of its affiliates, overpayment of compensation or other benefits received by you from Great Elm, the cost of any damage to or loss of Great Elm’s property caused by you, and any loss suffered by Great Elm or any of its affiliates as a result of your dishonesty or fraud.

7.
“At-Will” Employment. The employment relationship between you and GEG is “at will.” This means that, except as set forth in the Notice Period provision included in your Terms of Employment, either you or GEG can terminate the employment relationship at any time with or without notice and with or without cause. This “at will” relationship between you and us cannot be changed or modified except as provided in an express written agreement stating that the at-will relationship has been changed and signed by a member of the GEG Board (not including you) as provided in the Terms of Employment. No representation by an employee or representative can change this policy or establish an employment contract or any term thereof.

8.
Severance Benefits.

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a.
Involuntary Termination Prior to Change of Control. If, prior to the five (5) year anniversary of the Effective Date of Hire, you experience a separation from service (as defined in Treasury Regulations Section 1.409A-1(n) by GEG (or a successor, if appropriate) without Cause – other than as a result of your death or Disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code (the “Code”)) – or as a result of your resignation for Good Reason (as defined below) (such termination or resignation, an “Involuntary Termination”), in either case, prior to a Change of Control, and provided you comply with the Conditions (as defined below), then you will be entitled to receive the following severance payments and benefits:

i.
Base Salary Severance. You will receive an amount in cash equal to two million dollars ($2,000,000), less all applicable withholdings and deductions, which will be paid to you in a single lump-sum payment within thirty (30) days following the Release Deadline (as defined below).
ii.
Target Bonus Severance. You will receive a pro-rated amount of your Target Bonus as in effect for the year in which such Involuntary Termination occurs (based on actual performance for the Discretionary Bonus Plan Year, but pro-rated based on the number of days you were employed with GEG during such year relative to 365 days), which will be paid to you in a single lump-sum payment within thirty (30) days following the Release Deadline.
iii.
Vesting Acceleration. The Service-Based Vesting Requirement of the Option will be deemed satisfied and the remaining unvested shares subject to the Option will remain outstanding and eligible to vest for a period of one (1) year following the date of such Involuntary Termination, subject to satisfaction of the applicable Stock Price Vesting Trigger within such one (1) year period following the date of such Involuntary Termination. Any portion of the Option that vests according to this section shall be exercisable until the earlier of (x) the ten-year expiration date of the Option and (y) a Change of Control or other corporate event at GEG contemplated by the Plan, in which case exercise shall, in each case, be as provided under the Plan.
b.
Involuntary Termination Within 2 Years Following a Change of Control. If, prior to the five (5) year anniversary of the Effective Date of Hire, you experience an Involuntary Termination (A) upon the consummation of, or (B) within two (2) years following, a Change of Control, and, in each case provided you comply with the Conditions, then you will be entitled to receive the following severance payments and benefits:

i.
Base Salary Severance. You will receive an amount in cash equal to three million dollars ($3,000,000), less all applicable withholdings and deductions, which will be paid to you in a single lump-sum payment within thirty (30) days following the Release Deadline (as defined below).
ii.
Target Bonus Severance. You will receive a pro-rated amount of your Target Bonus as in effect for the year in which such Involuntary Termination occurs (based on actual performance for the Discretionary Bonus Plan Year, but pro-rated based on the number of days you were employed with GEG during such year

Great Elm Group, Inc.

relative to 365 days), which will be paid to you in a single lump-sum within thirty (30) days following the Release Deadline.
iii.
Vesting Acceleration. Upon a Change of Control, the Service-Based Vesting Requirement and all Stock Price Vesting Triggers of the Option will be deemed satisfied. In the event your Option is not exercised in connection with such Change of Control pursuant to the Plan, your Option shall be exercisable until the earlier of (x) the ten-year expiration date of the Option and (y) a Change of Control or other corporate event at GEG contemplated by the Plan, in which case exercise shall, in each case, be as provided under the Plan.

c.
Termination Due to Death or Disability. If, prior to the 5 year anniversary of the Effective Date of Hire, you experience a separation from service (as defined in Treasury Regulations Section 1.409A-1(n)) by GEG (or a successor, if appropriate) due to your death or Disability, and provided you comply with the Conditions, then you will be entitled to receive the following severance payments and benefits:
i.
Target Bonus Severance. You will receive a pro-rated amount of your Target Bonus as in effect for the year in which such separation from service due to death or Disability occurs (based on actual performance for the Discretionary Bonus Plan Year, but pro-rated based on the number of days you were employed with Great Elm during such year relative to 365 days), which will be paid to you in a single lump-sum within thirty (30) days following the Release Deadline.
ii.
Vesting Acceleration. The Service-Based Vesting Requirement of the Option will be deemed satisfied and the remaining unvested shares subject to the Option will remain outstanding and eligible to vest for a period of one (1) year following the date of separation of service due to death or Disability, subject to satisfaction of the applicable Stock Price Vesting Trigger within such one (1) year period following the date of such separation of service. Any portion of the Option that vests according to this section shall be exercisable until the earlier of (x) the ten-year expiration date of the Option and (y) a Change of Control or other corporate event at GEG contemplated by the Plan, in which case exercise shall, in each case, be as provided under the Plan.
d.
Termination for Cause. If you experience a separation from service (as defined in Treasury Regulations Section 1.409A-1(n)) by GEG (or a successor, if appropriate), for Cause, you shall not be entitled any severance benefits and the Option (including any vested portion thereof) shall immediately terminate in its entirety upon first notification to you of such termination for Cause.

e.
Resignation without Good Reason. If you experience a separation from service (as defined in Treasury Regulations Section 1.409A-1(n)) by GEG (or a successor, if appropriate, as a result of your resignation without Good Reason, you shall not be entitled to any severance benefits and the Option shall cease vesting for all purposes as of the date of notice to Great Elm of your resignation without Good Reason. Any portion of the Option that vests according to this section shall be exercisable until the earlier of (x) the ten-year expiration date of the Option and (y) a Change of Control or other corporate

Great Elm Group, Inc.

event at GEG contemplated by the Plan, in which case exercise shall, in each case, be as provided under the Plan.

f.
Definitions.
i.
For purposes of this Employment Agreement, “Cause” means (a) your theft, dishonesty, misconduct, or falsification of any of the Great Elm’s or its affiliates’ records; (b) any action by you outside of the scope of your employment agreement with Great Elm that has a material detrimental effect on Great Elm’s reputation or business as reasonably determined by the GEG Board; (c) your substantial failure or inability to perform any reasonably assigned duties within the scope of your employment agreement with Great Elm that has not been cured within thirty days of written notice from Great Elm to you, in each case, as determined by the GEG Board in its sole discretion; (d) your material violation of any Great Elm policy; (e) your charge, indictment or conviction (including any plea of guilty or no contest) of any criminal act (other than traffic violations); or (f) a material breach by you of any written agreement with Great Elm or its affiliates which, to the extent curable, has not been cured within ten business days’ of written notice from Great Elm to you thereof.
ii.
For purposes of this Employment Agreement, “Conditions” means (i) you have returned all material Great Elm property in your possession that was obtained in connection with your employment within ten (10) business days of written request therefor, (ii) you have complied with your continuing obligations under the Terms of Employment and (iii) you have executed a full and complete separation and release agreement, in the form attached hereto as Exhibit B (the “Release”), which shall include, among other provisions, a mutual general release of all claims that you may have against Great Elm and its affiliates and a mutual nondisparagement in favor of you and Great Elm and its affiliates, and such Release has become effective no later than the 30th day after the date of your separation from service or such later date as may be required by applicable law (the “Release Deadline”).
iii.
For purposes of this Employment Agreement, “Good Reason” means your resignation from GEG within six (6) months after the occurrence of any of the following events: (a) without your prior written consent, the significant reduction of your duties, authority, responsibilities, job title, or reporting relationships relative to your duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to you of such significantly reduced duties, authority, responsibilities, job title, or reporting relationships; (b) without your express prior written consent, a reduction of your base salary as in effect immediately prior to such reduction or GEG’s failure to pay such amounts when due; or (c) the relocation of your principal place of work to a facility or a location more than twenty five miles from your then present location, without your prior written consent; provided, however, that in each case, your resignation shall not constitute Good Reason unless (i) you provide GEG with written notice of the applicable event or circumstance within ninety (90) days after you first have knowledge of it, which notice reasonably identifies the event or circumstance that you believe constitutes grounds for Good Reason, and

Great Elm Group, Inc.

(ii) GEG fails to correct the event or circumstance so identified within thirty (30) days after receipt of such notice.
9.
Section 409A. For purposes of Code Section 409A, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), each payment that is paid pursuant to this Employment Agreement is hereby designated as a separate payment. The parties intend that all payments made or to be made under this Employment Agreement comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt. Notwithstanding the foregoing, if any of the payments provided in connection with your separation from service do not qualify for any reason to be exempt from Section 409A and you are, at the time of your separation from service, a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) (i.e., you are a “key employee” of a publicly traded company), each such payment will not be made until the first regularly scheduled payroll date of the 7th month after your separation from service and, on such date (or, if earlier, the date of your death), you will receive all payments that would have been paid during such period in a single lump sum.
10.
Best Net After Tax Adjustment. If any amounts or benefits payable to you would be subject to any excise tax imposed by Section 4999 of the Code (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then a calculation shall first be made under which such payments or benefits provided to you are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”). Great Elm shall then compare (1) your Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (2) your Net After-Tax Benefit without application of the 4999 Limit. If (1) is greater than (2), you will receive only those amounts and/or benefits up to the 4999 Limit. If (2) is greater than (1), then you will be entitled to receive all such amounts and benefits without adjustment and shall be solely liable for any and all Excise Tax related thereto.

For purposes of this Employment Letter, “Net After-Tax Benefit” means the sum of (i) all payments that you receive or are entitled to receive that are contingent on a change in the ownership or effective control of Great Elm or in the ownership of a substantial portion of the assets of Great Elm within the meaning of Section 280G(b)(2) of the Code, less (ii) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments.

If amounts must be reduced pursuant to this Section 10, Great Elm shall (to the extent feasible) reduce accelerated equity incentive vesting first (to the extent the value of such accelerated vesting for 280G purposes is not determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), followed by cash payments and in the order in which such payments would be made (with payments made closest to the Change in Control being reduced first), followed by accelerated equity incentive vesting (to the extent the value of such accelerated vesting is determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), and followed last by the continued health and welfare benefits.

The calculations in this Section 10 shall be made by a certified public accounting firm, executive compensation consulting firm, or law firm designated by Great Elm and reasonably acceptable to you, and shall be determined using reasonable assumptions and approximations concerning applicable taxes and relying on reasonable, good faith interpretations concerning the application

Great Elm Group, Inc.

of Sections 280G and 4999 of the Code. The costs of performing such calculations shall be borne exclusively by Great Elm.

11.
Location. It is understood that your position will be based at 3801 PGA Blvd., Suite 603, Palm Beach Gardens, FL 33410, which will become GEG’s headquarters following your appointment as CEO.
12.
Paid Time Off. Executives with GEG do not accrue paid time off. Professional time off may be taken as needed, subject to GEG’s policies as in effect from time to time, and we expect our professionals to act responsibly with regards to time off (vacation, sick, personal). Professional time off does not apply to leaves of absences, which are covered separately under GEG’s policies as in effect from time to time.

12.
Employee Health & Welfare Benefits. You will be eligible to participate in the employee health and welfare benefit programs on the first of the month following your Effective Date of Hire and you will be eligible to participate in the 401(k) plan of Great Elm as of your Effective Date of Hire. A summary of our current program is attached for your review. You recognize that Great Elm has the right, in its sole discretion, to amend, modify or terminate its benefit programs without creating any rights to you.
13.
Compliance, Legal & Operations. You agree to comply with the policies and procedures of the Compliance, Legal and Operations departments, as interpreted at the discretion of Compliance, Legal and/or Operations department professionals, which includes but is not limited to trading standards, trading terms and language, and accounts that Great Elm approves for opening and dealing.
14.
Terms of Employment. Your employment is contingent upon (1) your execution of the attached Terms of Employment, (2) you not being in breach of any obligations to any former employers, (3) receipt of an acceptable background screening, and (4) your eligibility to work in the United States to comply with the Immigration Reform and Control Act of 1986.

15.
Employer of Record. You acknowledge that GEG’s benefits, payroll, and other human resource management services may be provided through one or more of its affiliates or a professional employer organization. As a result of this arrangement, the affiliate or the professional employment organization will be considered your employer of record for these purposes; however, the GEG Board will be responsible for reviewing your performance, setting your schedule and otherwise directing your work at Great Elm.

16.
Merger of Terms. This Employment Agreement, along with the Terms of Employment, sets out the terms and conditions of your employment with GEG and supersedes any prior written or oral agreements, term sheets, understandings or promises with GEG concerning the terms and conditions of such employment. Any discussions that you may have had with anyone concerning such matters are not part of this Employment Agreement unless they are described herein. To the extent any inconsistency exists between the Employment Agreement (and the Terms of Employment) and any other provisions related to your employment, then this Employment Agreement (and the Terms of Employment) shall govern.

Great Elm Group, Inc.

You will have new hire orientation with Human Resources during which, we will provide you with a general orientation to include employee benefits. You will be expected to present and/or provide the following during your orientation: 1) Form I-9 eligible identification and 2) recent statements of all brokerage accounts.

Time is of the essence with respect to this opportunity. In that regard, this offer expires on May 4, 2023 at 5:00PM ET. Please acknowledge your agreement with the above terms and conditions and return the executed copy to Great Elm via email, facsimile or mail as follows:

c/o Olivia Pine

Vice President, HR

3801 PGA Boulevard, Suite 603

Palm Beach Gardens, Florida 33410

Email: opine@greatelmcap.com Fax: 561.214.7998

We are pleased to have you join us and we are confident you will make an important contribution. Should you have any questions, please feel free to call Olivia Pine at any time 561.214.7942.

Sincerely,

/s/ James Parmelee

James Parmelee

Chair of the Compensation Committee

Agreed and Accepted

/s/ Jason Reese May 4, 2023

Jason Reese Date

Great Elm Group, Inc.

Exhibit A

Imperial Capital Group, LLC

Imperial Capital, LLC

Imperial Capital Group Holdings, LLC

Imperial Capital Group Holdings II, LLC

Imperial Capital Group Holdings Net Jets

Imperial Capital Asset Management, LLC

Imperial Capital Asset Management Holdings, LLC

Imperial Capital Leverage Income Fund

Imperial Capital Reese

Bulldog Capital

Sienna Capital

2415 Casa de Marbella

Pueblo Development Group, Inc.

City Ventures Board

Long Ball Partners, LLC

Monomoy Partners, LLC

Great Elm Group, Inc.

GREAT ELM GROUP, INC.

TERMS OF EMPLOYMENT

Subject to your agreement to these terms, we welcome you as an employee of Great Elm Group, Inc. (the “Company”). Like most other organizations, we have certain policies essential to maintaining our high professional standards and protecting our valuable confidential and trade secret information. As a condition of your employment with the Company, please read this agreement (hereinafter “Agreement”) carefully and then sign it where indicated to confirm that you understand and agree to it.

CONFIDENTIALITY/AND TRADE SECRET INFORMATION.

(a) Company Information. You agree at all times during the term of your employment with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity (other than Imperial Capital Group Holdings, LLC (“ICGH”) pursuant to a non-disclosure agreement acceptable to the Company and ICGH, the “NDA”)) without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which you obtain or create in connection with your employment with the Company or service on its Board of Directors. You understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, , investment strategy, portfolio information, valuation data, marketing plans, operations or business plans, budgets, marketing plans, licenses, finances, budgets or other business information disclosed to you by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by you during the period of your employment, whether or not during working hours as well as confidential or proprietary information provided to the Company by third parties. You further understand that Confidential Information does not include any items obtained as a result of your ownership interest in the Company pursuant to the NDA; or which has become publicly and widely known and made generally available or readily ascertainable through no wrongful act of yours or of others who were under confidentiality obligations as to the item or items involved.

(b) Nothing in this Agreement is intended to, or should be interpreted as preventing, prohibiting or discouraging you from making disclosures as permitted under applicable law or from bringing to the attention of federal, state, or local government officials, any regulatory agency, such as the Securities and Exchange Commission, or any self-regulatory organization (SRO), any information which you believe concerns a possible violation of law, regulation or SRO regulation, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures. You understand and acknowledge that the federal Defend Trade Secrets Act (“DTSA”) provides that an individual shall not be held criminally or civilly liable for the disclosure of a trade secret that is made (i) in confidence to a government official or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, you understand and acknowledge that the DTSA provides that an individual who files a retaliation lawsuit against an employer for reporting a suspected violation of law may disclose a trade secret to his/her attorney and use

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the trade secret information in court, but only if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

RETURNING COMPANY DOCUMENTS. You agree that, at the time of termination of your employment with the Company or within ten (10) business days of written request therefor, you will deliver to the Company any and all devices, records, data, notes, reports, proposals, lists, correspondence, other documents or property, or reproductions of any aforementioned items developed by you pursuant to your employment. It is understood that the Company’s request for the return of documents will not include any items obtained as a result of your ownership interest in the Company which have become publicly and widely known and made generally available or readily ascertainable through no wrongful act of your or others who were under confidentiality obligations as to the item or items involved. You acknowledge that (i) any Company property situated on its premises is subject to inspection by Company personnel and (ii) you have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages, and voice messages relating to the Company) and that your activity relating to the Company and any files or messages on or using any of those systems with respect to the Company may be monitored or reviewed, in each case, at any time without notice

INSIDE INFORMATION/INSIDER TRADING. As a condition of your employment, you will be required to agree to the Company’s standard Insider Trading Policy which defines the trading window outside of which you, or persons related to you, may not trade in Company Securities.

CODE OF ETHICS. We have adopted a Code of Ethics and Conduct with respect to our obligations to our clients. As a condition of your employment with the Company, you hereby agree to follow that Code of Ethics and all other policies and procedures of the Company.

NOTICE PERIOD. You recognize and agree that it is reasonable and necessary for the Company to protect its Confidential Information and Trade Secrets and to provide a smooth transition in the event that your employment with the Company is terminated. Consequently, you agree that you will provide the Company with ninety (90) days prior written notice (the “Notice”) of your intention to terminate your employment with the Company (the “Notice Period”). During the Notice Period, the Company may choose to discontinue or otherwise limit your access to information, and the Company may, at its sole discretion, elect to (a) require you to continue to perform your regular duties, or (b) require you to discontinue your regular duties, including prohibiting you from further entry to any of the Company’s premises other than the office in Palm Beach Gardens, Florida. The Company may also reduce the term of the Notice Period by accelerating the termination of your employment to an earlier date that the Company selects in its sole discretion.

NO SOLICITATION OF EMPLOYEES. To meet the demands of our clients, the Company invests substantial time and resources in identifying for hire and training quality employees. In addition, the identities, compensation information and skill set of the Company’s employees constitutes Confidential Information and Trade Secrets. In recognition of our investment, and to protect the Company’s Confidential Information and Trade Secrets, you agree that while you are employed by us, and (a) for a period of 6 months thereafter if you resign without Good Reason (as defined in the Employment Agreement, as defined below) or are terminated for Cause (as

Great Elm Group, Inc.

defined in the Employment Agreement) or (b) for a period of one (1) year thereafter if your employment with the Company ends due to an Involuntary Termination as set forth in Section 8 (a) and 8 (b) and the Company complies with its obligations in 8 (a) (i-iii) or 8 (b) (i-iii), in each case, starting with the date any applicable Notice Period begins (such 6 or 12 month period, as applicable, the “Restricted Period”), you will not, without the prior written consent of the Company, whether on your own behalf or on behalf of or in conjunction with any other person, directly or indirectly, in any manner, solicit, induce, recruit or encourage any employee to leave the Company’s employment.

NO COMPETITION. You understand that the nature of your position gives you access to and knowledge of Confidential Information and Trade Secrets that places you in a position of trust and confidence with the Company. You further acknowledge and agree that the Company’s ability to safeguard its Confidential Information and Trade Secrets for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by you is unlikely to result in unfair or unlawful competitive activity. Because of the Company’s legitimate business interests as described in this Agreement and the good and valuable consideration offered to you, the receipt and sufficiency of which is acknowledged, during the term of your employment and during the Restricted Period, you will not, without the prior written consent of the Company, directly or indirectly, on your own account or on behalf of or in conjunction with any other person or organization, whether as owner, partner, investor, operator, manager, officer, director, consultant, agent, employee, co-venturer, advisor, representative or otherwise, engage, participate, promote, assist or invest or actively prepare to engage, participate, promote, assist or invest in any Competing Business. “Competing Business” means any business, regardless of size or the form of the business, that (a) manages, sponsors, promotes, operates or engages in investment strategies or any other business activities similar to any of those engaged by (i) Great Elm Capital Corp. or its subsidiaries, including, without limitation, Great Elm Specialty Finance, LLC, Prestige Capital Finance, LLC, Great Elm Healthcare Finance, LLC, Sterling Commercial Credit, LLC and Lenders Funding, LLC (ii) Monomoy Properties REIT, LLC or its subsidiaries, (iii) Monomoy BTS Corp. and its subsidiaries, (iv) Tacora Capital, LP or its affiliates or (v) any other business or investment strategy in which the Company or its subsidiaries is engaged in any material respect at the time your employment with the Company ends, or (b) owns or controls a significant interest in any entity that directly or indirectly engages in any of the foregoing; provided that none of the entities set forth on Exhibit A to that certain Employment Agreement, dated as of the date hereof, between you and the Company (the “Employment Agreement”), shall be deemed to be a Competing Business for purposes of this section; provided further that during the Restricted Period, none of the entities set forth on Exhibit A may solicit or raise third party capital for any business or investment strategy described in clauses (a) and (b) above other than accepting subscriptions from existing investors in the entities set forth on Exhibit A in the ordinary course of business for (x) any business or investment strategy in which such entities are engaged in any material respect as of the time your employment with the Company begins or (y) any new business or investment strategy that is not described in clauses (a) and (b) above. Nothing herein shall prohibit you from (i) holding investments in any non-asset management entity and (ii) holding any passive investments in asset management businesses which do not exceed ten percent (10%) of the equity interests of such entity, subject to Section 2 of the Employment Agreement.

MONOMOY agreement. For the avoidance of doubt, nothing in this Agreement shall limit or modify the obligations of Imperial Capital Asset Management, LLC (“ICAM”) and its affiliates

Great Elm Group, Inc.

under that certain Purchase Agreement, dated May 4, 2022, between ICAM and Great Elm Capital Management, Inc. (“GECM”), including, without limitation, Section 4.6 thereof, which obligations shall remain in full force and effect.

Litigation and Regulatory Cooperation. During and after your employment, you shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out of pocket expenses incurred in connection with the performance of your obligations herein.

ENFORCEMENT/ DAMAGES. Because your breach of this Agreement may cause the Company irreparable harm for which money is inadequate compensation, you agree that the Company will be entitled to injunctive relief to enforce this Agreement, in addition to actual damages, punitive damages and other available remedies.

ASSIGNMENT. To advise our clients, we must perform extensive investment analysis. This analysis requires the application of many analytical tools and inventions. Some of these tools and inventions are developed during the course and scope of our work and are designed for internal use only. As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise), or any part thereof, which relates to the Company’s actual or anticipated business, research and development or existing or future products or services and which are or were conceived, developed or made by you (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. You acknowledge and agree that all such Work Product belong to and shall be the sole property of the Company, and you hereby assign all of your right, title and interest in and to such Work Product to the Company, including all intellectual property rights therein. You shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. You hereby appoint the Company as your attorney-in-fact to execute on your behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company’s rights to any Work Product.

“AT WILL” EMPLOYMENT. The employment relationship between you and the Company is “at will.” This means that, except as set forth in the Notice Period provision above, either you or

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the Company can terminate the employment relationship at any time with or without notice and with or without cause. This at will relationship between you and us cannot be changed or modified except as provided in an express written agreement stating that the at-will relationship has been changed, and signed by a member of the Great Elm Group Board of Directors (not including you). No representation by an employee or representative can change this policy or establish an employment contract or any term thereof. This is the full and complete agreement between you and the Company on this subject.

AMENDMENT AND BINDING EFFECT. This Agreement may not be amended except by an instrument in writing signed by both parties. This Agreement shall be binding on your heirs, executors, administrators, and other legal representatives and assigns, and is for the benefit of the Company and its successors, assigns, subsidiaries or related entities.

SEVERABILITY. While the provisions contained in this Agreement are considered by you and the Company to be reasonable in all circumstances, it is recognized that some provision may fail to technical reasons. Accordingly, it is hereby agreed and declared that if any one or more of such provisions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all circumstances for the protection of the interest of the Company, but would be valid if any particular restrictions or provisions were deleted or restricted or limited in a particular manner, then the said provisions shall apply with any such deletions, restrictions, limitations, reductions, curtailments, or modifications as may be necessary to make them valid and effective and the remaining provisions shall be unaffected thereby.

ARBITRATION. You and the Company each voluntarily promise and agree to arbitrate any dispute or claim between you, on the one hand, and the Company on the other hand, during, regarding, relating to or arising out of in any way your employment with the Company and you knowingly thereby waive any right to a jury trial or court proceedings. You and the Company recognize that arbitration is a more efficient means of resolving any disputes and, therefore, the mutual promises to arbitrate by you and the Company, constitute adequate consideration for each other and for this agreement to arbitrate. The parties further agree that such binding arbitration pursuant to this agreement shall be the sole and exclusive remedy for resolving any such claims or disputes. Although the decision of the arbitrator shall be the sole and exclusive remedy for any dispute, the decision may be subject to enforcement by a court.

1. Claims Covered by This Agreement.

a. Claims and disputes covered by this agreement include all claims by you against the Company (as defined below), and all claims that the Company may have against you, whether or not arising out of your employment (or its termination), including, without limitation, those arising under:

1) Any federal, state, or local laws, regulations, or statutes prohibiting employment discrimination (such as, without limitation, race, sex, sexual orientation, gender identity, national origin, age, disability, medical condition, pregnancy, genetic information, religion), retaliation, or harassment of any kind.

2) Any alleged or actual agreement or covenant (oral, written, or implied) between you and the Company.

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3) Any Company policy or compensation or benefit plan, unless the decision in question was made by an entity other than the Company.

4) Any public policy or tort.

5) Any federal, state, or other governmental law, statute, regulation, or ordinance.

6) Any other claim for personal, emotional, physical, or economic injury.

b. The only disputes between you and the Company which are not included within this mutual agreement to arbitrate are:

1) Any claim by you for workers’ compensation benefits or unemployment benefits.

2) Any claim by you for benefits under a Company employee benefit plan which provides its own arbitration procedure.

3) Any claims which, as a matter of law, cannot be subject to mandatory arbitration.

2. Class/ Collective Action Waiver; Provisional Remedies.

To the extent permitted by law, you agree that you may only bring claims under this Agreement in your individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding. You and the Company agree that nothing in this agreement is intended to prevent either you or the Company from obtaining emergency injunctive relief, or other provisional remedies from a court on the ground that the arbitration award to which you or the Company may be entitled may be rendered ineffectual without the injunctive or provisional relief. You agree to submit to the exclusive jurisdiction of any available federal or state court located in Palm Beach Gardens, FL for such proceeding.

3. Arbitration Procedure.

a. A written request for arbitration will be served on the other party.

b. At the time a written arbitration request is made, the arbitration will be conducted in accordance with the then-current Employment Arbitration rules of the Judicial Arbitration and Mediation Services (“JAMS”), except as those Employment Arbitration Rules are modified by or inconsistent with the procedures below. A copy of the JAMS Employment Arbitration Rules can be accessed on the worldwide web at www.jamsadr.com or obtained from the Company’s Human Resources Department.

i. The arbitration will be held in the state and county of your primary employment at the time of the act giving rise to the dispute.

ii. The arbitrator’s fees will be paid by the Company. Each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and

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presentation of evidence and post-hearing briefs unless the party prevails on a claim for which attorneys’ fees are recoverable by applicable statute or contract.

iii. The arbitrator shall be neutral, and will have experience in arbitrating employment disputes. The arbitrator shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement including, but not limited to, any claim that all or any part of this Agreement is void or voidable. The arbitrator shall have the authority to grant any party all remedies otherwise available by law, including injunctions, but the arbitrator shall not have the power to grant any remedy that would not be available in state or federal court. The arbitrator shall apply the applicable statute of limitations to any claim. The arbitrator may not consolidate more than one person’s claims and may not otherwise preside over any form of a representative or class proceeding.

iv. Discovery shall be conducted in accordance with the then-current Employment Arbitration rules of JAMS. The arbitration shall provide discovery adequate to give the parties access to documents and witnesses that are essential to the dispute.

v. Each party shall have the right to subpoena witnesses and documents for the arbitration.

vi. The Arbitrator shall render a written award and opinion that includes the essential findings and conclusions upon which the decision is based. The arbitrator’s decision must be issued no later than thirty (30) days after a dispositive motion is heard and/or an arbitration hearing has been completed. The arbitrator’s decision regarding the claims shall be final and binding upon the parties and shall be enforceable in any court having jurisdiction thereof.

vii. Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act if applicable, and otherwise by applicable state law.

c. This is the complete agreement of the parties on the subject of arbitration of disputes of claims. This agreement shall survive the termination of your employment and can only be revoked or modified by a writing signed by you and a member of the GEG Board (other than you) which specifically states an intent to revoke or modify this agreement to arbitrate. If any provision of this agreement to arbitrate is adjudged to be void or otherwise unenforceable in whole or in part, such adjudication shall not affect the validity of the remainder of such agreement.

Miscellaneous Provisions.

a. For purposes of this Agreement, “Great Elm Group, Inc.” or “the Company” means Great Elm Group, Inc. and all related entities including Great Elm Capital Corp., GECM, and all successors and assigns of any of the above.

b. This Agreement and the Employment Agreement, together with all of the Company’s policies and procedures relating to employees, as in effect from time to time (collectively, “Employment Documents”), constitute our entire agreement with respect to your employment with the Company and no prior negotiations, drafts, arrangements or understandings with

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respect thereto shall be of any effect. This is the complete agreement of the parties on the subjects contained herein.

c. If any sentence, phrase, paragraph, subparagraph or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, paragraphs, subparagraphs or portions of this Agreement

d. You have the right to have this Agreement reviewed by a counsel of your own choice.

e. This Agreement is not, and shall not be construed to create, any contract of employment, express or implied, nor does this agreement in any way alter the “at will” status of your employment.

Please refer to the Company’s complete policies and procedures governing your employment.

ASK FOR HELP. If you are ever unsure about whether some action would be consistent with our policies, you agree to ask us. Similarly, any time you encounter a situation and you are unsure what to do, you agree to tell us and ask for help.

ACKNOWLEDGMENT. By signing below, you acknowledge that you have read this carefully, understand and will comply with the agreements set forth in this form. You understand that none of these agreements can be changed or eliminated without written authorization of a member of the GEG Board (other than you).

DATE: May 4, 2023

SIGNATURE: /s/ Jason Reese

PRINT NAME: Jason Reese